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Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE'S SUNSHINE PRODUCTS REPORTS
YEAR END AND INCREASED FOURTH QUARTER RESULTS
————
International Sales for Fourth Quarter Reach All-Time High

        PROVO, Utah, February 25, 2004—Nature's Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported sharply improved operating results for the fourth quarter ended December 31, 2003, paced by record international gross sales revenue.

        For the fourth quarter of 2003, gross sales revenue totaled $78.8 million, compared with $71.2 million for the comparable quarter of the prior year, an increase of 10.7 percent. Operating income increased to $3.8 million, up from $2.1 million for the comparable quarter of the prior year, an 83.0 percent increase. Net income increased to $2.9 million, compared with $1.5 million for the comparable quarter a year ago, while diluted net income per share increased to $0.21, compared with $0.09 for the comparable quarter of the prior year, an increase of 133.3 percent.

        "The fourth quarter of 2003 was noteworthy for Nature's Sunshine," said Douglas Faggioli, President and Chief Executive Officer. "Our international operations demonstrated some resiliency that we expect to continue into the current year. Recent cost saving measures also had a favorable impact, and are expected to benefit our results in 2004. In general, employees and field people alike at Nature's Sunshine seem to be responding positively to the recent changes and new initiatives the Company has implemented. We have a few issues and challenges that must be addressed, but we are looking forward to continued progress."

        While domestic gross sales revenue remained sluggish, off 3.0 percent in the fourth quarter to $42.2 million from $43.5 million in the comparable quarter of the prior year, international gross sales revenue set an all-time quarterly high of $36.6 million, compared with $27.7 million for the comparable quarter of 2002, an increase of 32.1 percent.

        The fourth quarter performance benefited from operations of the Synergy Worldwide division. With international activities in Japan, Thailand, and Taiwan, Synergy posted fourth quarter gross sales revenue of $7.9 million, compared with $1.6 million for the comparable quarter of the prior year.

        Other international markets that delivered strong results in the fourth quarter of 2003 included Russia Federation, Singapore, Central America, Venezuela, and the United Kingdom.

        Nature's Sunshine said that the decision by the U.S. Food and Drug Administration to ban the ingredient ephedra, effective April 12, 2004, will have minimal impact on the Company's operations. Products containing ephedra accounted for less than 2 percent of sales, and inventories are at levels that are expected to be exhausted by the ban's effective date. "We believe that ephedra, if responsibly formulated and properly used, is safe, as our product history demonstrates. While we are disappointed with the FDA's action, we will be in compliance," said Mr. Faggioli.

        Gross sales revenue for the year ended December 31, 2003 was essentially unchanged, totaling $297.3 million, compared with $298.7 million for 2002. Operating income for 2003 totaled $7.7 million, compared with $11.7 million for 2002, a decline of 34.0 percent. Net income in 2003 totaled $5.1 million, compared with $7.1 million in 2002, a decline of 27.8 percent, and diluted net income per share totaled $0.36, compared with $0.43 in 2002, a decrease of 16.3 percent. Net income for the year ended December 31, 2003 was negatively impacted by the impairment of our investment in HealtheTech of $1.8 million and $2.2 million incurred to eliminate and consolidate various management and employee positions as well as to realign programs and market strategies.

        Nature's Sunshine's worldwide distributors at December 31, 2003 totaled 562,000 compared with 509,000 at December 31, 2002. Of these distributors, 239,000 were located in the United States at year-end 2003 and 235,000 were located in the United States at year-end 2002. The number of worldwide managers at December 31, 2003 totaled 15,150 compared with 14,000 at December 31, 2002.

        The Company has re-evaluated its reporting classification of volume incentives. Volume incentive payments to our distributors have been reclassified to be deductions from gross revenue (under the provisions of EITF 01-09) rather than operating expenses. Our reported net sales revenue and reported operating expenses have been reduced by equal amounts for all periods presented. This reclassification of volume incentives had no effect on operating income (loss) or net income (loss).

        Nature's Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

        Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff Chief Financial Officer Nature's Sunshine Products, Inc. Provo, Utah 84605-9005 (801) 342-4370	Steven S. Anreder Anreder & Co. 10 East 40th Street, Suite 1308 New York, NY 10016 (212) 532-3232

For more information, contact us at our website at www.natr.com.

        Investors of Nature's Sunshine Products can listen to a conference call scheduled for Wednesday, February 25, 2004 at 11:00 am (EST) via the Internet at  http://www.vcall.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

NATURE'S SUNSHINE PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31
	2003	2002 (Restated)(1)
Gross sales revenue	$78,842	$71,193
Volume incentives	35,341	32,020

Net sales revenue	43,501	39,173
Cost of goods sold	12,773	12,339
Selling, general and administrative expenses	26,921	24,754

Operating income	3,807	2,080
Other income	241	52

Income before income taxes	4,048	2,132
Provision for income taxes	1,114	677

Net income	$2,934	$1,455

Basic earnings per common share	$0.21	$0.10

Weighted average basic common shares	14,015	15,255

Diluted earnings per common share	$0.21	$0.09

Weighted average diluted common shares	14,116	15,809

	Year Ended December 31
	2003	2002 (Restated)(1)
Gross sales revenue	$297,264	$298,734
Volume incentives	132,966	132,175

Net sales revenue	164,298	166,559
Cost of goods sold	51,927	53,317
Selling, general and administrative expenses	104,665	101,574

Operating income	7,706	11,668
Other expense	(474)	(972)

Income before income taxes	7,232	10,696
Provision for income taxes	2,133	3,632

Net income	$5,099	$7,064

Basic earnings per common share	$0.36	$0.45

Weighted average basic common shares	14,181	15,844

Diluted earnings per common share	$0.36	$0.43

Weighted average diluted common shares	14,336	16,496

(1)
The Company has re-evaluated its reporting classification of volume incentives. Volume incentive payments to our distributors have been reclassified to be deductions from gross revenue (under the provisions of EITF 01-09) rather than operating expenses. Our reported net sales revenue and reported operating expenses have been reduced by equal amounts for all periods presented. This reclassification of volume incentives had no effect on operating income (loss) or net income (loss).

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NATURE'S SUNSHINE PRODUCTS REPORTS YEAR END AND INCREASED FOURTH QUARTER RESULTS ———— International Sales for Fourth Quarter Reach All-Time High
NATURE'S SUNSHINE PRODUCTS, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION (In thousands, except per share amounts) (unaudited)